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                                      EXHIBIT 11

                 BEAUTICONTROL COSMETICS, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                               Three Months Ended            Six Months Ended
                                May 31,      May 31,     May 31,      May 31,
                                 1995        1994        1995        1994
 Income before cumulative
  effect of change in
  accounting principle           $1,427,206  $1,824,279   $3,158,868  $3,366,113

  Cumulative effect of change
  in accounting principle*               -            -            -     172,053

  Net income applicable to
  common stock                   $1,427,206   1,824,279    3,158,868  $3,538,166

  Common and common equivalent
  share:
     Weighted averge common
  shares outstanding              6,611,778   6,685,426    6,360,117   6,663,914
     Net effect of dilutive
  stock options based on the
  treasury stock method
  using average market price        307,569     327,516      334,112     343,218
     Weighted average common
  and common equivalent shares    6,919,347   7,012,942    6,964,229   7,007,132

  Earnings per common and
  common equivalent share:
     Before cumulative effect
     of change in accounting
     principle*                   $     .21        $.26         $.45    $    .48
     Cumulative effect of
     change in accounting
     principle*                       -               -            -         .02

  Net income per common and
  common equivalent share         $     .21        $.26         $.45     $   .50

  Common share - assuming full
  dilution:
     Weighted average common
  shares outstanding              6,611,778   6,685,426    6,630,117   6,663,914
     Net effect of dilutive
  stock options based on the
  treasury stock method
  using the greater of the
  average or ending market
  price                             307,739     351,254      334,955     362,417
  Weighted average common
  shares - assuming full
  dilution                        6,919,517   7,036,680    6,965,072   7,026,331

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  Earnings per common share -
  assuming full dilution:
     Before cumulative effect
  of change in accounting
  principle                      $      .21        $.26         $.45     $   .48
     Cumulative effect of
  change in accounting                   -            -            -         .02
  principle
  Net income per common share
  - assuming full dilution       $      .21        $.26         $.45     $   .50


 *     Cumulative effect of change in accounting principle reflects the impact
       of the adoption of  Statement of Financial Accounting   Standards No.
       109 "Accounting for Income Taxes" which supercedes Statement of Financial Accounting Standards No. 96.
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